Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Marshall & Ilsley Corporation on Form S-3 of our report dated January 14, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Corporation’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002), appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

June 3, 2004